FOR IMMEDIATE RELEASE

MERUELO MADDUX ANNOUNCES
2008 FIRST QUARTER RESULTS

LOS ANGELES, CA –– May 13, 2008–– Meruelo Maddux Properties, Inc. (NASDAQ: MMPI), a self-managed, full-service real estate company that develops, redevelops and owns commercial and residential properties, today announced results for the three months ended March 31, 2008.

Recent Business Highlights
•
Since commencing leasing activities for the recently completed 92-unit Union Lofts residential property in February, to date the company has signed 16 leases with an average term of 13.5 months at rental rates of $2.71 per square foot per month with concessions.

•
Closed seven loans during the first quarter with total loan proceeds of $81.0 million at an average interest rate of 5.54%.  Six of these transactions were refinancing of existing loans and one was a new loan.  Subsequent to the end of the first quarter, the company has refinanced two additional loans for a total of $24.3 million with an interest rate of 7.76%.

•	Rental income increased to $6.6 million, a 15.1% increase compared to the same period last year.
•	Completed the sale of one non-strategic property for a net gain of $6.9 million.

“The financial performance of our operating portfolio was in line with expectations,” said Richard Meruelo, Chairman and Chief Executive Officer of MerueloMaddux. “During the first quarter, annualized cash lease revenue increased by a solid 5.9% compared to annualized lease revenue as of the prior quarter.  In addition, I continue to be encouraged by strong early demand for our recently completed Union Lofts residential property, which has resulted in leases signed for a total of 16 units during the first ten weeks of leasing activity.”

Mr. Meruelo concluded, “Enhancing our liquidity position remains a top priority.  While the ongoing difficulties in the broader credit markets have made it difficult to secure large scale construction and permanent loans, similar to prior periods, we continue to have success in funding our business through the refinancing of current loans and in obtaining new loans on our properties.  We will continue to monitor the credit markets and availability of capital and make adjustments to our development strategies as appropriate.”

Financial and Operating Results
Results from operations described herein relate to the combined financial statements of the Company’s predecessor business as well as those of the Company.

For the three months ended March 31, 2008, total revenue decreased 2.2% to $7.0 million compared to $7.2 million in the same period in 2007.  The decrease was primarily due to lower interest income in the period.  This was partially offset higher rental income in the most recent quarter, which increased 15% to $6.6 million, compared to rental income of $5.7 million in the same quarter last year. Total expenses in the first quarter of 2008 were $20.3 million, or 89.7% higher than total expenses of $10.7 million in the first quarter of 2007.  Included in total expenses in the first quarter of 2008 is a $10.2 million impairment loss on real estate assets.  There was no corresponding expense in the comparable period in 2007. Excluding the impairment loss on real estate assets, expenses were $10.1 million, or $0.6 million less than total expenses for the first quarter of 2007. The decrease is primarily due to lower interest expense resulting from the payoff of the CalPERS credit facility and other mortgage debt using proceeds from the Company’s January 2007 initial public offering.  The Company recorded a $6.9 million gain on sale of real estate in the first quarter of 2008.  There was no corresponding gain in the comparable period in 2007.  Net loss was $(4.0) million, or $(0.05) per basic and diluted share, for the three months ended March 31, 2008 compared to a net loss of $(3.5) million for the same period in 2007.

Company’s Portfolio
As of March 31, 2007, the Company owns, leases with rights to purchase and has rights to acquire interests in 28 development and redevelopment projects and 27 projects that have been developed that are primarily located in or around the downtown area of Los Angeles.  All of the projects in the portfolio are in Southern California.

Recent Leasing Activity
The Company completed or renewed a total of thirty five leases during the first quarter for a net total increase of 13,105 square feet of leased space.  In addition, the Company leased building signage space to Van Wagner Communications and replaced the lessor of two of its commercial parking lots, significantly increasing those properties' rental income.  The largest new lease was to Michael Distributors, Inc., who leased 5,000 square feet in the Barstow Produce Center property.  Paola, Inc. leased 4,601 square feet and Super Fine-L LLC leased 3,000 square feet of space at the 2131 Humboldt Street property.

During the first quarter, annualized cash lease revenue increased by $1.3 million to $23.8 million, an increase of 5.9% compared to annualized lease revenue as of the prior quarter.  On a GAAP basis, annualized lease revenue increased by $0.2 million to $24.2 million, an increase of 0.7% compared to the prior quarter.

Recent Financing Activity
During the first quarter the company closed seven secured, real property financing transactions with aggregate loan proceeds of $81.0 million at an average interest rate of 5.54%.  Six of these transactions were refinancing transactions for existing commercial properties and one was a new loan.  Subsequent to the end of the first quarter, the company refinanced one additional loan for a total of $24.3 million for an interest rate of 7.76%.

Conference Call and Webcast
A conference call with simultaneous webcast to discuss MerueloMaddux’s 2008 first quarter results will be held on Wednesday, May 14, 2008 at 1:00 p.m. Eastern / 10:00 a.m. Pacific.  Interested participants and investors may access the teleconference call by dialing 800-240-4186 (domestic) or 303-262-2050 (international).  There will also be a live webcast of the call available on the Investor Relations section of MerueloMaddux’s web site at www.meruelomaddux.com.  Webcast participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

MerueloMaddux’s management team will discuss the Company’s financial results, business highlights and industry outlook.  After the live webcast, a replay will remain available in the Investor Relations section of MerueloMaddux’s web site.  A replay of the teleconference will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through May 21, 2008; the conference pass code is 11114220.

Supplemental Information
Supplemental financial information for the Company’s first quarter financial results will be available on the Company’s Website, www.meruelomaddux.com, in the Investor Relations section under the heading ‘Presentations & Webcasts’.

About Meruelo Maddux Properties
MerueloMaddux Properties is a self-managed, full-service real estate company that develops, redevelops and owns commercial and residential properties in downtown Los Angeles and other densely populated urban areas in California that are undergoing demographic or economic changes.  MerueloMaddux Properties is committed to socially responsible investment.  Through its predecessor business, MerueloMaddux Properties has been investing in urban real estate since 1972.

Safe Harbor Statements
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. Forward-looking statements in this press release include, among others, statements about the real estate market in the greater Los Angeles area, project development or redevelopment schedules and budgets and financings. You should not rely on forward-looking statements since they involve known and unknown risks and liquidity, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. The Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in the Company’s forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to the Company’s common stock, along with the following factors that could cause actual results to vary from the Company’s forward-looking statements: (i) the general volatility of the capital markets, (ii) changes in the Company’s business and investment strategy, (iii) availability, terms and deployment of capital, (iv) perception of the commercial and residential subsegments of the real estate industry, (v) changes in supply and demand dynamics within the commercial and residential subsegments of the real estate industry, (vi) availability of qualified personnel, (vii) change in costs associated with development or redevelopment and repositioning of projects, (viii) changes in interest rates, (ix) changes in applicable laws and regulations (including land use entitlement processes), (x) changes in political climates that may affect the Company’s proposed development and redevelopment projects, (xi) state of the general economy and the greater Los Angeles economy in which the Company’s projects are located, and (xii) the degree and nature of the Company’s competition.  Accordingly, there is no assurance that the Company's expectations will be realized.  Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Media Contact:                                                                              Investors/Analysts:
Michael Bustamante                                                                            Lasse Glassen
Corporate Communications                                                                Investor Relations
213.291.2800 (Office)                                                                            213.486.6546
lglassen@frbir.com

-Financial Tables to Follow-

MERUELO MADDUX PROPERTIES, INC. AND MERUELO MADDUX PROPERTIES PREDECESSOR CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (In thousands, except share and per share amounts) (Unaudited)

	Meruelo Maddux Properties, Inc.		Predecessor
	Quarter Ended March 31, 2008	Period January 30, 2007 through March 31, 2007	Period January 1, 2007 through January 29, 2007
Revenue:
Rental income	$6,612	$3,786	$1,957
Management fees	73	47	12
Interest income	203	1,043	205
Other income	109	78	28
Total Revenue	6,997	4,954	2,202
Expense:
Rental expenses	3,512	2,373	999
Interest expense	2,456	1,551	2,205
Depreciation and amortization	1,693	923	374
Impairment loss on real estate assets	10,245	-	-
General and administrative	2,396	1,650	628
Total Expense	20,302	6,497	4,206
Gain on sale of real estate asset	6,897	-	-
Loss before income taxes and minority interests	(6,408)	(1,543)	(2,004)
Minority interests	(1,360)	-	-
Loss before income taxes	(7,768)	(1,543)	(2,004)
Provision (benefit) for income taxes	(3,729)	-	-
Net loss	$(4,039)	$(1,543)	$(2,004)
Basic and diluted loss per share	$(0.05)	$(0.02)	N/A
Weighted average common shares outstanding - basic and diluted	85,746,786	84,045,736	N/A

MERUELO MADDUX PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share data)

	March 31, 2008	December 31, 2007
	(Unaudited)
Assets
Cash and cash equivalents	$12,347	$3,030
Restricted cash	7,299	7,104
Accounts receivable	2,152	2,610
Rental properties, net	305,149	306,096
Real estate held for development	469,278	461,789
Other assets, net	3,611	3,551
Total Assets	$799,836	$784,180

Liabilities and Stockholders’ Equity
Accounts payable	$19,465	$8,585
Accrued expenses and other liabilities	9,565	8,045
Notes payable secured by real estate	316,570	307,394
Deferred taxes, net	37,371	41,101
Total Liabilities	$382,971	$365,125

Commitments and contingencies	–	–

Minority interests	1,360	-

Common stock, $.01 par value, 200,000,000 shares authorized, 86,682,900 shares issued and outstanding as of March 31, 2008	867	858
Additional paid in capital	444,760	444,280
Affiliate notes receivable	(14,214)	(14,214)
Retained earnings (deficit)	(15,908)	(11,869)
Total Stockholders' Equity	415,505	419,055
Total Liabilities and Stockholders' Equity	$799,836	$784,180